Exhibit 23.4
CONSENT OF NORTHSTAR RESEARCH PARTNERS

Northstar Research Partners (“Northstar”) hereby consents to the use of Northstar's name and data from the research conducted by Northstar on behalf of Tumi Holdings, Inc. (the “Company”) in the Company's Registration Statement on Form S-1 and any amendments thereto.

October    16, 2012

NORTHSTAR RESEARCH PARTNERS

By:	/s/ Jim Neuwirth
Name: Jim Neuwirth
Title: President & Chief Executive Officer